Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-172624, 333-163686 and 333-140205 on Form S–8 and Registration Statement No. 333-172593 on Form S-3 of EV Energy Partners, L.P. of our report dated March 9, 2011, with respect to our audit of the Statement of Operating Revenues and Direct Operating Expenses of the Barnett Shale Properties for the year ended December 31, 2009 and the nine months ended September 30, 2010, which report appears in the Current Report on Form 8–K/A of EV Energy Partners, L.P. dated March 9, 2011.

These statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1.  The statements are not intended to be a complete presentation of the Barnett Shale Properties.

/s/Travis Wolff LLP
Dallas, Texas
March 9, 2011